Exhibit 99.1

Supernus Announces Fourth Quarter

and Full Year 2014 Results

•                    Cash flow positive for the fourth quarter, $5.9 million, and for the full year, $3.2 million.

•                    Net income for the fourth quarter, $4.4 million, and for the full year, $19.9 million.

•                    Total revenue for the fourth quarter, $30.8 million, exceeded guidance by $4 million, and includes $30.5 million in net product sales.

•                    Total revenue for full year 2014 was $122.0 million, including $89.6 million in net product sales.

•                    Fourth quarter product prescriptions increased to 70,739, representing a 22% increase over the third quarter of 2014.

•                    Met with the FDA in December to review SPN-810.  We remain on-track to initiate Phase III testing in the fourth quarter of 2015.

Rockville, MD, March 10, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the fourth quarter and full year 2014 and associated company developments.

Business Update

Fourth quarter prescriptions, as reported by Symphony for Trokendi XR® and Oxtellar XR®, totaled 70,739, increasing by 12,963, or 22%, as compared to third quarter 2014.  Trokendi XR prescriptions for the fourth quarter totaled 50,583, a 28% increase over the 39,524 prescriptions for the third quarter.  Oxtellar XR prescriptions for the fourth quarter totaled 20,156, a 10% increase over the 18,252 prescriptions for the third quarter.

Managed care coverage continues to be strong for both products. Oxtellar XR now has 180.2 million lives covered and Trokendi XR has 174.0 million lives covered. Roughly 89% of Trokendi XR and 90% of Oxtellar XR national claims are approved by payors.

“During our November earnings call, we reiterated that the Company would become cash flow positive by the end of the fourth quarter.  Not only was the Company cash flow positive for the month of December, but it was also significantly cash flow positive for the entire fourth quarter.  In addition, net product revenue of approximately $30 million for the fourth quarter substantially exceeded our guidance of $24 million to $26 million.  We are extremely proud of these accomplishments and our employees’ commitment to delivering on our promises,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.

“We look forward to another strong year in 2015, as we continue to build on the success of our product launches and growing prescription base,” said Mr. Khattar.

Revenue and Gross Margin

Total revenue for the fourth quarter and full year 2014 was $30.8 million and $122.0 million, respectively.   Full year results include $89.6 million in net product revenue and $30.0 million in royalty monetization revenue.

Net product revenue for the fourth quarter 2014 consisted of $22.9 million for Trokendi XR and $7.6 million for Oxtellar XR and, for the full year 2014, $64.9 million for Trokendi XR and $24.7 million for Oxtellar XR.

Licensing revenue for the full year 2014 was approximately $2.5 million, primarily consisting of a $2.0 million milestone payment triggered by the launch of Orenitram® by our partner, United Therapeutics Corporation.

Gross margin for the fourth quarter and full year 2014 was approximately 92.5% and 93.6%, respectively.

Operating Expenses

Selling, general and administrative expenses for the fourth quarter and full year 2014 were $18.0 million and $72.5 million, respectively, as compared to $15.2 million and $55.6 million in the respective 2013 periods.  The higher expense reflected expansion of the sales force in early 2014, coupled with increased promotional and marketing activities to support the expanded sales force and our products Oxtellar XR and Trokendi XR.

Research and development expenses during the fourth quarter and full year 2014 were $5.8 million and $19.6 million, respectively, as compared to $5.4 million and $17.2 million in the respective 2013 periods.  This increase is due to preclinical and clinical trials and manufacturing scale up for both of our lead product candidates, SPN-810 and SPN-812.

Net Income and Earnings per Share

The Company reported net income for the fourth quarter of $4.4 million, or $0.10 per diluted share, as compared to a net loss of ($22.4) million, or ($0.65) per diluted share, in the fourth quarter 2013.  Non-GAAP net income for the fourth quarter of 2014 was $3.7 million, compared to the non-GAAP net loss for the fourth quarter of 2013 of ($13.4) million.  This year over year improvement in net income is driven by increased revenue associated with higher prescription volumes for Oxtellar XR and Trokendi XR, partially offset by an increase in marketing and research expenditures.

The Company reported net income for full year 2014 of $19.9 million, or $0.32 per diluted share, as compared to a net loss of ($92.3) million, or ($2.90) per diluted share, for the full year 2013.  Non-GAAP net loss for full year 2014 was ($10.3) million, compared to the non-GAAP net loss for full year 2013 of ($69.4) million.

This improvement  is driven primarily by increased revenue associated with higher prescription volumes from Oxtellar XR and Trokendi XR, partially offset by expenses associated with the expansion of our sales force, an increase in marketing expenditures associated with that sales force expansion, and an increase in research and development expenses associated with the development of both of our product candidates, SPN-810 and SPN-812.

Weighted average diluted common shares outstanding in the fourth quarter and full year 2014 were approximately 43.2 million and 50.6 million, respectively, as compared to approximately 34.6 million and 31.8 million during the respective 2013 periods. The diluted earnings per share calculation assumes that all of our outstanding convertible debt is converted into shares of common stock.  If this conversion were to occur, the Company would record a loss on extinguishment of debt, the pro-forma impact of which is incorporated into the diluted earnings per share calculation.

Summary of Non-GAAP Adjustments

(in thousands, except per share data)

		Adjustment
	GAAP	Revenue from royalty agreement	Changes in fair value of derivative liabilities	Loss on extinguishment of debt	Non-GAAP

Three Months ended December 31, 2014
Total Revenue	$30,801	$—	$—	$—	$30,801
Operating income	4,729	—	—	—	4,729
Net income (loss)	4,354	—	(694)	—	3,660

Income (loss) per common share-basic	0.10	—	(0.01)	—	0.09
Income (loss) per common share-diluted	0.10	—	(0.02)	—	0.08

Year ended December 31, 2014
Total Revenue	$122,045	$(30,000)	$—	$—	$92,045
Operating income	24,230	(30,000)	—	—	(5,770)
Net income (loss)	19,871	(30,000)	(2,809)	2,592	(10,346)

Income (loss) per common share-basic	0.47	—	(0.71)	—	(0.24)
Income (loss) per common share-diluted	0.32	—	(0.56)	—	(0.24)

Three Months ended December 31, 2013
Total Revenue	$10,334	$—	$—	$—	$10,334
Operating income	(11,357)	—	—	—	(11,357)
Net income (loss)	(22,406)	—	662	8,388	(13,356)

Income (loss) per common share-basic	(0.65)	—	0.26	—	(0.39)
Income (loss) per common share-diluted	(0.65)	—	0.26	—	(0.39)

Year ended December 31, 2013
Total Revenue	$12,019	$—	$—	$—	$12,019
Operating income	(61,920)	—	—	—	(61,920)
Net income (loss)	(92,273)	—	13,354	9,550	(69,369)

Income (loss) per common share-basic	(2.90)	—	0.72	—	(2.18)
Income (loss) per common share-diluted	(2.90)	—	0.72	—	(2.18)

As of December 31, 2014, approximately $36.1 million, or 40%, of the Company’s six year, $90 million convertible secured notes, bearing interest at 7.5% per annum, remain outstanding.  In 2015, an additional $5.0 million of the remaining notes have been converted into shares of common stock, reducing the balance of the notes to approximately $31.1 million.

Capital Resources

As of December 31, 2014, the Company had $94.2 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $88.3 million at September 30, 2014, and $90.9 million at December 31, 2013.  This increase from September 30, 2014, was due to positive cash flow of $5.9 million during the fourth quarter 2014.

Cash flow for full year 2014 was approximately $3.2 million, including $30.0 million in revenue from royalty agreement, which was offset partially by losses from on-going operations.

Financial Guidance

For full year 2015, the Company estimates that total revenue will grow by approximately 50%, ranging from $130 million to $140 million, with operating income will ranging from $6 million to $10 million.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients who have ADHD and SPN-812 for ADHD, continue to progress on schedule.

Concerning SPN-810, the Company held an end of Phase II meeting with the FDA in December 2014 to discuss the current development of the product and  protocols for future studies.  Based on this meeting, we continue to plan to initiate Phase III clinical testing during the fourth quarter of 2015.  We are in the process of finalizing the specific outcomes and assessment scale to be used in those trials.  We are targeting to meet with the FDA during the second quarter to review the scale and our request for a special protocol assessment.

Concerning SPN-812, the Company expects to start a Phase IIb trial during the fourth quarter of 2015.  As previously announced the Company has selected an extended release formulation that will be the basis for the product to be used in future trials. The Company continues to progress development activities on the active drug substance, conducting further pharmacokinetic studies and preclinical activities that are required for the completion of the new drug application.

Investor Day

We are pleased to announce our first ever Investor Day to be held at the New York Marriott East Side on June 17, 2015.  We plan to provide an overview of the Company including a detailed discussion on our clinical programs and our assessment of the market opportunity.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, March 11, 2015. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	86364108
Conference Call Name:	Supernus Pharmaceuticals 4Q and Full Year 2014
Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry. These product candidates include SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to maintain profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)

Cash, cash equivalents and marketable securities	$74,336	$82,191
Accounts receivable, net	17,270	5,054
Inventories	13,441	7,152
Other current assets	3,845	2,764
Total Current Assets	108,892	97,161

Long term marketable securities	19,816	8,756
Property and equipment, net	2,448	2,554
Other long-term assets	6,352	2,524
Total Assets	$137,508	$110,995

Accounts payable	$1,863	$3,142
Accrued expenses	25,487	15,172
Deferred product revenue, net	—	7,882
Deferred licensing revenue	143	204
Total Current Liabilities	27,493	26,400

Deferred licensing revenue, net of current portion	1,274	1,417
Convertible notes, net of discount	26,947	34,393
Other non-current liabilities	3,876	2,677
Derivative liabilities	6,564	12,644
Total Liabilities	66,154	77,531

Total Stockholders’ Equity	71,354	33,464
Total Liabilities & Stockholders Equity	$137,508	$110,995

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue
Net product sales	$30,515	$10,268	$89,571	$11,552
Revenue from royalty agreement	—	—	30,000	—
Licensing revenue	286	66	2,474	467

Total revenue	30,801	10,334	122,045	12,019

Costs and expenses
Cost of product sales	2,282	1,066	5,758	1,104
Research and development	5,772	5,402	19,586	17,245
Selling, general and administrative	18,018	15,223	72,471	55,590

Total costs and expenses	26,072	21,691	97,815	73,939

Operating income (loss)	4,729	(11,357)	24,230	(61,920)
Other income (expense)
Interest income and other income	120	108	387	400
Interest expense	(1,189)	(2,107)	(4,963)	(7,849)
Changes in fair value of derivative liabilities	694	(662)	2,809	(13,354)
Loss on extinguishment of debt	—	(8,388)	(2,592)	(9,550)

Total other expense	(375)	(11,049)	(4,359)	(30,353)

Net income (loss)	$4,354	$(22,406)	$19,871	$(92,273)

Income (loss) per common share:
Basic	$0.10	$(0.65)	$0.47	$(2.90)
Diluted	$0.10	$(0.65)	$0.32	$(2.90)

Weighted-average number of common shares:
Basic	42,931,146	34,647,803	42,260,896	31,848,299
Diluted	43,201,227	34,647,803	50,583,511	31,848,299